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                                                                 EXHIBIT 3b

                             ROWAN COMPANIES, INC.

                                Amendment Dated
                            January 22, 1998 to the
                             Bylaws of the Company,
                                   as Amended





              Section 2. Classes of Directors and Term of Office. As provided in the Certificate of Incorporation, the Board of Directors shall be and is divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such class of directors of which he is a member was elected. Effective as of January 22, 1998, Class I and Class II shall have three directors and Class III shall have four directors. Each director shall serve until his successor is elected and qualified or until death, retirement, resignation or removal for cause.